Exhibit 10.2

EMPLOYMENT AGREEMENT

Executed on this 31 day of October, 2017

This Employment Agreement (the “Agreement”) is entered into by and between Brainstorm Cell Therapeutics Ltd., with offices at 12 Bazel Street, Petach Tikva, Israel (the “Company”) and Mr. Eyal Rubin, I.D. No. ###-##-#### of [_____________] (the “Executive”).

EMPLOYMENT AND COMPENSATION

1.	The Company has agreed to employ Executive on an at will basis and Executive has agreed to become so employed, on the terms and conditions set forth herein. The commencement date of the employment, Executive’s position, the reporting duties and other work-related terms, including salary, entitlements and fringe benefits, are specified in Appendix A attached hereto.

2.	Executive undertakes to devote Executive’s full working time, attention, skill, and effort exclusively to the performance of Executive’s duties and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during Executive’s employment, without the prior written consent of the Company. Nothing contained herein shall derogate from Executive’s undertakings in Appendix B attached hereto. Notwithstanding anything to the contrary contained in this Agreement or exhibits or schedules hereto, the Company acknowledges and agrees that the Executive currently serves, and shall continue to serve during the term of his employment under this Agreement, as a faculty member in an MBA program as well as a member of the board of directors of Priortech and certain affiliated entities, and such other Boards as the Company’s Chief Executive Officer shall from time to time approve, and that the Executive shall be entitled to receive monetary consideration for such services, so long as any such activities, either singly or in the aggregate, do not interfere with the proper performance of the Executive’s duties and responsibilities to the Company or conflict or compete with the Company’s activities as currently conducted or as proposed to be conducted at any time.

3.	This Agreement may be terminated by either party at any time by giving the other party hereto a prior written notice of such termination, as specified in Appendix A (the “Notice Period”). This Agreement shall remain in full force and effect during the Notice Period and the Executive shall be entitled to all compensation and benefits set forth in this Agreement.

4.	Notwithstanding anything to the contrary in Section 3 above, the Company may terminate the Executive’s employment at any time for Cause. In any event of termination for Cause, the Employment under this Agreement shall forthwith terminate and thereafter the Company shall not have any further liability or obligation towards Executive, including with respect to Notice Period. The term “Cause” means: (i) intentional or gross willful misconduct by Executive in connection with the Executive’s duties under this Agreement in a manner that causes (or is likely to cause) material harm to the Company in the Company’s reasonable opinion, (ii) Executive’s indictment for, conviction of, or entry of a plea of guilty or no contest or similar plea with respect to any felony, acts of fraud, embezzlement, theft, or dishonesty, or a material and intentional breach of Executive’s undertaking in Appendix B attached hereto (which such breach, if curable, was not cured within 7 days that the Executive received written notice of such breach), (iii) misappropriation by Executive of the assets or business opportunities of the Company or its affiliates, or (iv) any intentionally wrongful act or omission by the Executive that has a material adverse effect on the reputation or business of the Company or any of its subsidiaries or affiliates, (v) Executive knowingly allowing any third party to commit any of the acts described in the preceding clause (iii) against the Company.

5.	Executive shall have no lien on any of the Company’s assets, equipment or any other material in Executive’s possession. Executive shall return to the Company all Company’s equipment no later than the day of termination of employer-employee relationship, prior to any unpaid leave or within 7 days following Company’s demand.

6.	Nothing herein shall derogate from any right Executive may have, in accordance with any law, expansion order, collective bargaining agreement, employment agreement or any other agreement with respect to the terms of Executive’s employment, which cannot be stipulated against.

Company: ___________	Executive: ___________

SPECIAL POSITION

7.	It is agreed that the Executive’s position is a management position which requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (the “Working Hours and Rest Law”). Therefore, Executive shall not be granted any other compensation or payment other than expressly specified in Appendix A. Executive undertakes not to claim that the Working Hours and Rest Law applies to Executive’s employment with the Company. Executive acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Executive undertakes to reasonably comply with such requirements of the Company. Executive acknowledges that the compensation to which Executive is entitled pursuant to this Agreement constitutes adequate compensation for Executive’s work during “overtime” or “weekly rest-hours”. Notwithstanding the foregoing, the Executive shall not be required to work on Saturdays or Jewish holidays.

NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

8.	Simultaneously with the signing of this Agreement, Executive shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions Undertaking in favor of the Company, attached hereto as Appendix B.

MUTUAL UNDERSTANDINGS RELATED TO THE EXECUTIVE’S POSITION

Each of Executive and the Company agrees and acknowledges that:

9.	The scope of Executive’s responsibilities as the Company’s chief financial officer shall include*:

(i)	primary responsibility for financial reporting and general financial compliance;

(ii)	oversight of investor relations responsibilities, including without limitation, initiating and managing relationships with new institutional / significant investors, investment banks and analysists;

(iii)	support (and in some cases primary responsibilities) of the Company’s various business development initiatives/projects (e.g., pursuing commercialization opportunities in new markets such as Asia);

(iv)	work in close coordination with the CEO on major operational activities of the Company; and

(v)	other tasks and responsibilities that may be assigned to Executive by the Company’s Chief Executive Officer (the “CEO”) and/or the Company’s board of directors (the “Board”) from time to time during his employ.

*Each of the foregoing shall apply equally to the Company and to each of the Company’s affiliates.

10.	Executive acknowledges that he is expected to, and will be required to travel in connection with his position in the Company. During those times when Executive is not travelling on behalf of the Company, he will be required to work out of the Company’s headquarters in Petach Tikva.

11.	Notwithstanding anything in this Agreement to the contrary, Executive shall follow the directions assigned to him by the CEO and will ensure to keep the CEO informed of all new developments, challenges, issues, opportunities and accomplishments, as well as all communications between Executive and the Board.

EXECUTIVE’S REPRESENTATIONS AND UNDERTAKINGS

Executive represents, warrants, and undertakes all of the following:

12.	Executive has the ability, knowledge and qualifications needed to perform Executive’s obligations under this Agreement.

Company: ___________	Executive: ___________

13.	There are no other undertakings or agreements preventing, restricting or limiting the fulfillment of Executive’s obligations under this Agreement. Executive shall not, by entering into this Agreement and performing Executive’s obligations hereunder, be deemed to be: (i) violating any right of Executive’s former employer(s), or (ii) in breach of or in conflict with, any of Executive’s obligations towards Executive’s former employer(s) or under any agreement or obligation to which Executive is bound.

14.	Executive shall inform the Company of any matter in which Executive or Executive’s immediate family has a personal interest and which might give rise to a conflict of interest with Executive’s duties under the terms of Executive’s employment, immediately upon becoming aware of such matter.

15.	Executive shall not receive any benefit from any third party, directly or indirectly in connection with Executive’s employment. In the event Executive breaches this undertaking, without derogating from any of the Company’s rights, such benefit or its value shall become the sole property of the Company and the Company may deduct the value of such benefit from any payment Executive may be entitled to. This section does not apply to gifts or benefits with insignificant value.

16.	In carrying out Executive’s duties, Executive shall not act in a way which contradicts the signature rights of the Company.

17.	Executive acknowledges and agrees that from time to time Executive may be required by the Company to travel and stay abroad as part of Executive’s obligations under this Agreement.

18.	Unless otherwise provided under this Agreement or valid Company’s procedures, Executive will use the Company’s computers/laptops and email system (including by smartphone) (the “Company’s Computers”) for the purpose of Executive’s employment, except for reasonable personal use.

19.	Executive acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use the Company’s Computers; (ii) the Company shall have the right to conduct inspections on any and all of the Company’s Computers, including inspections of email transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for the Company’s purposes, subject to applicable law.

20.	Executive acknowledges and agrees that information related to the Executive and the Executive’s terms of employment at the Company, as shall be received and held by the Company (the “Information”), may be transferred to third parties, including those located abroad, subject to: (a) that such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company (including transactions related with the Company); (b) that the transferred Information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Information, at least at the level of privacy kept by the Company itself regarding the Information.

21.	In the event this Agreement is terminated for any reason whatsoever, Executive shall cooperate with the Company and exercise Executive’s best efforts to assist in the integration of the person or persons who will assume Executive’s responsibilities into the Company. In addition, Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by Executive in the course of or incident to his employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of his employment. As used in this Clause 21, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any affiliate. Following termination, Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate. Upon termination of employment, Executive shall be deemed to have resigned from all offices then held with the Company or any affiliate.

Company: ___________	Executive: ___________

GENERAL PROVISIONS

22.	This Agreement and the rights and duties hereunder are personal to Executive and shall not be assigned, delegated, transferred, pledged or sold by Executive without the prior written consent of the Company. Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) an equity purchase, merger, or consolidation involving the Company, provided however, that if such change shall effect the position, authorities or terms of employment of the Executive, the Executive shall have the right to terminate this Agreement within 90 days of such change whereupon such termination shall be deemed for the purposes of this Agreement as termination without Cause by the Company and shall entitle the Executive to all rights under this Agreement applicable upon termination not for cause. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

23.	This Agreement and all Appendices attached hereto constitute the entire agreement between the parties and supersede all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by a written instrument duly signed by or on behalf of each party hereto.

24.	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

25.	Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic “received” approval (delivery receipt) was sent by the email server.

26.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

27.	This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

In addition to Executive’s other representations and warranties contained in this Agreement, Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that restricts Executive from serving in the position and/or performing the Executive Duties set forth herein, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (iv) Executive has never filed for personal bankruptcy, been the subject of an SEC disciplinary matter or been sanctioned by the SEC, been convicted or plead no contest to any crime (other than minor traffic violations), or been held liable in a court of law for acts of dishonesty in a business context.

Executive acknowledges that: (1) he has read and fully understood all the provisions of this Agreement and its appendices; (2) he was given the opportunity to consult with third parties, including his attorneys; (3) This Agreement was signed at Executive’s own free will.

Company: ___________	Executive: ___________

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

THE COMPANY:

BRAINSTORM CELL THERAPEUTICS LTD.

By:	/s/ Chaim Lebovits
Name: Chaim Lebovits Title: President and Chief Executive Officer

EXECUTIVE:

By:	/s/ Eyal Rubin
Name: Eyal Rubin
Title: In his individual capacity

Company: ___________	Executive: ___________

APPENDIX A

TERMS OF EMPLOYMENT AND COMPENSATION

1.	Commencement Date, Position and Reporting – Executive’s employment shall commence on November 20th, 2017 (the “Commencement Date”), in the position of Executive Vice President, Chief Financial Officer. Executive shall report directly to the Company’s CEO as well as its Board.

2.	Notice Period – sixty (60) days.

3.	Salary – A gross monthly salary of NIS 59,000 (the “Salary”). The Salary shall be payable in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings) and as required by law.

Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise unless required by law.

4.	Bonus – Executive shall receive an annual cash bonus equal to 25% of Executive’s Annual Base Salary paid pro-rata on a quarterly basis. The “Executive’s Annual Base Salary” shall equal: (x) the Salary; multiplied by (y) 12.

5.	Equity Grants – On the Commencement Date, Brainstorm Cell Therapeutics, Inc. (the “Parent”) shall grant (the “Restricted Stock Grant”) to the Executive 25,000 shares of restricted common stock of the Parent, $0.00005 par value per share (“Common Stock”) under the Parent’s 2014 Global Share Option Plan (the “Plan”), which shall vest as to 100% of the award on April 1, 2018, provided Executive remains continuously employed by the Company from the date of grant through the vesting date. The Restricted Stock Grant shall be contingent upon Executive’s execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Parent. In the event of Executive’s termination of employment prior to April 1, 2018, the Restricted Stock Grant shall automatically be immediately forfeited in its entirety to the Parent, without the payment of any consideration to Executive. On the Commencement Date, Executive shall be granted an option to purchase up to 93,686 shares of Common Stock (the “Option”) at an exercise price per share equal to the fair market value of the Common Stock on the date of execution of this Agreement (as determined based on the price per share of the Common Stock immediately preceding normal trading hours on the date of execution of this Agreement, according to Nasdaq). The Option shall vest and become exercisable as follows: 25% of the shares underlying the Option shall vest and become exercisable on each of the first, second, third and fourth anniversary of the date of grant, until fully vested and exercisable on the fourth anniversary of the date of grant, provided the Executive remains continuously employed by the Company from the date of grant through each applicable vesting date. The Option shall have a ten (10) year term. The Option shall be subject to accelerated vesting upon a Change of Control (defined below) of the Parent or Material Secondary Public Offering of the Parent (where “Material” is defined as a new offering at an amount equal to or greater than the market cap of the Parent, pre-money) and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). Any unvested shares (after taking into account any accelerated vesting) underlying the Option as of the date of the employment termination shall automatically terminate. Unless otherwise provided in the Plan, the Executive shall have three (3) months after termination of Executive’s employment with the Company to exercise the Option to the extent then vested and exercisable. The Option shall be issued under and subject to the terms of the Plan, and is conditional upon execution of one or more option agreements in a form provided by the Parent and all other required documents and agreements required by the Parent. Executive undertakes to take all actions and to sign all documents required, at the discretion of the Parent, in order to give effect to and enforce the above terms and conditions. Any taxes and compulsory payments in connection with the Option (including with respect to the grant, exercise or sale of the Option or the shares receivable upon their exercise) shall be borne solely by Executive.

Company: ___________	Executive: ___________

For the purposes of this Agreement “Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by the Parent, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of the Parent; (ii) any merger, consolidation or similar transaction involving the Parent, other than a transaction in which the stockholders of the Parent immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Parent. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Parent shall be deemed a Change of Control under this Agreement, and none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Parent securities (whether or not constituting more than 50% of the Parent’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Parent, or the exercise of such rights; (D) the right to consent to Parent corporate actions; or (E) the exercise of warrants or options.

6.	Pension Arrangements – As of the Commencement Date, the Company shall insure the Executive under an accepted ‘Managers’ Insurance’ plan (the “Managers’ Insurance Policy”), a Pension Fund (the “Pension Fund”) or a combination of both, at Executive’s choice, according to the following rates and conditions:

6.1.	Managers’ Insurance Policy:

6.1.1.	Disability Insurance – The Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary (the “Disability Insurance”). The Company’s contribution for Disability Insurance shall, in no circumstances, exceed the amount of 2½% of the Salary.

6.1.2.	Severance – an amount equal to 8⅓% of the Salary;

6.1.3.	Company’s contribution towards pension – the difference between 6.5% of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be lesser than 5% of the Salary.

6.1.4.	Executive’s contribution towards pension – 6% of the Salary.

6.2.	Pension Fund: Severance – an amount equal to 8⅓% of the Salary; Pension - an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Executive’s monthly paycheck a sum equal to 6% of the Salary as Executive’s contribution.

7.	Pension Funds Release – The Company and Executive agree to adopt the provisions of the “General Approval of the Minister of Labor and Social Welfare Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay”, which was issued in accordance with the Severance Pay Law, 1963 (the “General Acknowledgement”), as amended from time to time. The General Acknowledgment is attached to this Agreement as Appendix C. The Company waives any right that it may have for the repayment of any monies paid by it to the Managers’ Insurance Policy and/or the Pension Fund, unless the right of Executive to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law, 1963 (to the extent of such revocation) or in case Executive withdrew monies from the Pension Fund or the Insurance Fund for any reason other than death, disability or retirement at the age of sixty or thereafter.

Executive hereby acknowledges and confirms that the Company’s contributions towards the Executive’s Insurance Policy and/or the Pension Fund are and shall be in lieu of severance pay, if Executive shall be entitled to such, according to Section 14 of the Severance Pay Law, 1963 and in accordance with the General Acknowledgement.

8.	Study Fund (“Keren Hishtalmut”) –

The Company and Executive shall maintain a ‘Keren Hishtalmut’ Fund (the “Keren Hishtalmut Fund”). The Company shall contribute to such Keren Hishtalmut Fund an amount equal to 7.5% of Salary payments, and the Executive shall contribute to the Keren Hishtalmut Fund an amount equal to 2.5% of Salary payments. Executive hereby instructs the Company to transfer to such Keren Hishtalmut Fund the amount of Executive’s contribution from each Salary payment. In the event that payments to the Keren Hishtalmut Fund exceed the maximum tax-exempt amount prescribed by the Income Tax Ordinance, then any amounts exceeding such maximum shall be recognized as ordinary income for Tax purposes on the date of contribution to such Keren Hishtalmut Fund.

Company: ___________	Executive: ___________

9.	Vacation – Executive shall be entitled to 24 paid working days as vacation days (the “Vacation Days”), with respect to each full year of continuous employment with the Company. Executive shall be entitled to carry forward up to 15 unused vacation per year, with a total accumulated unused vacation days not to exceed 45 days.

10.	Sick Leave – Executive shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law, 1976. In the event Executive is absent from work due to illness, Executive shall notify the Company of the illness on the first day of absence, unless Executive is unable to provide such notice due to Executive’s medical condition, in which case the notice will be delivered as soon as possible. Such notice shall include, inter alia, the estimated period in which Executive will be absent from work.

11.	Recuperation Pay – Executive shall be entitled to Recuperation Pay (“Dmey Havra’a”) of 12 days.

12.	Special Severance – If the Company terminates this Agreement or Executive’s employment hereunder without Cause (as defined in Section 4 of the Agreement), the Company shall: (i) pay the Executive, as a special severance pay, an amount equal to six (6) months of his then-current Salary payable in a lump sum payment within sixty (60) days following the effective termination date; and (ii) pay the Executive within thirty (30) days following the effective termination date any portion of the bonus compensation that Executive would otherwise be entitled to receive during the six (6) month period following the termination if his employment would not have been terminated. Notwithstanding anything to the contrary, none of the foregoing compensation (or any other except as required by applicable law) shall be payable to Executive unless or until Executive executes and delivers a full and general waiver and release to the Company (in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives), in a form reasonably acceptable to the Company and Executive, such waiver and release to be delivered by Executive simultaneously with payment of the compensation set forth in items (i) and (ii) of this Section 12 (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

13.	Car – The Company shall provide Executive with a car of a make and size of no less than class 6 as defined by the Israeli Tax Authorities (the “Car”). The Company shall bear the following costs of the Car: purchase or lease costs, governmental licenses, insurance, gasoline, repairs and gross up of any tax obligations in connection with the car benefits. The Company shall not bear any other cost including tickets, fines of any kind, damages with respect to collisions which are not covered by the insurance and toll road fees. Executive shall: (i) take good care of the Car and ensure the provisions and conditions of any insurance policy relating thereto are observed (including the provisions with respect to the safeguarding of the Car); and (ii) shall use the Car in accordance with the Company’s policy as shall be in effect from time to time; and (iii) in the event that Executive’s employment terminates for whatever reason, Executive will forthwith return the Car to the Company with the keys and all licenses and other documentation relating to the Car. Executive shall not have any lien with respect to the Car or any document or property relating thereto. The provision of the Car is in lieu of payment of travel allowance.

14.	Business Expenses – The Company shall reimburse Executive for necessary and customary business expenses incurred by Executive, in accordance with the Company’s policy, as amended from time to time.

15.	Taxes – The Company shall withhold, deduct, transfer and/or charge Executive with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by Executive and in respect of all the benefits to which Executive is or may be entitled.

Company: ___________	Executive: ___________

16.	Travel Arrangements – The Company shall arrange for and bear the expenses reasonably incurred in respect of airline tickets for any travel required from the Executive by the Company in connection with Executive’s employment. In the event of a required flight exceeding six (6) hours, the ticket purchased shall be a business class ticket.

Company: ___________	Executive: ___________

APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of the [20] day of November, 2017, by Mr. Eyal Rubin, I.D. No. ###-##-#### an individual residing at [______________] (the “Executive”).

WHEREAS, Executive wishes to be employed by Brainstorm Cell Therapeutics Ltd. (the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and Executive is entering into this Undertaking as a condition to Executive’s employment with the Company.

NOW, THEREFORE, the Executive undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1.	Confidentiality.

1.1.	Executive acknowledges that Executive may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by Executive to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that Executive gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, Executive shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.	Executive acknowledges and understands that the employment by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of Executive’s employment and at any time after termination or expiration thereof, for any reason, Executive shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Executive agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Executive in connection with the employment by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Executive to the Company upon termination or expiration of Executive’s employment for any reason, or at any earlier time at the request of the Company, without Executive retaining any copies thereof.

Company: ___________	Executive: ___________

1.5.	During the term of Executive’s employment with the Company, Executive shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of Executive and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Executive shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

1.6.	During the term of Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom Executive has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2.	Unfair Competition and Solicitation.

2.1.	Executive undertakes that during the term of employment with the Company Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company.

2.2.	Executive undertakes that for a period of six (6) months following termination of Executive’s employment for whatever reason Executive shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets, as defined below. Executive confirms that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company’s Major Assets.

2.3.	Executive hereby declares that he/she is aware that a portion of the Salary contains additional consideration in exchange for the Executive fully undertaking the non-compete provisions in Sections 2.1 and 2.2 above. Notwithstanding anything in this provision, the Executive declares that he/she is financially capable of undertaking these non-compete provisions.

2.4.	Executive undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter: (i) Executive shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (ii) Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any consultant, service provider, agent, distributor, customer or supplier of the Company to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.5.	Executive acknowledges that in light of Executive’s position with the Company and in view of Executive’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans (the “Company’s Major Assets”), the provisions of this Section 2 above are reasonable and necessary to legitimately protect the Company’s Major Assets, and are being undertaken by Executive as a condition to the employment of Executive by the Company. Executive confirms that Executive has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Executive of entering into this Undertaking and, specifically, Section 2 hereof.

Company: ___________	Executive: ___________

3.	Ownership of Inventions.

3.1.	Executive will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Executive’s employment with the Company (including after hours, on weekends or during vacation time) and relating to the Company’s Major Assets (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2.	Executive agrees that all the Inventions are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Executive hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Executive also hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any Inventions, even after termination of employment on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

3.3.	Executive has attached hereto, as Exhibit B-1, a list describing all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that: (i) were developed by the Executive prior to the Executive’s engagement with the Company (collectively, the “Prior Inventions”), (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if Exhibit B-1 is incomplete or if no such list is attached, the Executive represents that there are no such Prior Inventions.

3.4.	Executive further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.

Company: ___________	Executive: ___________

3.5.	Executive shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Executive and the Company. Without limitation of the foregoing, Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

4.	General.

4.1.	Executive represents that the performance of all the terms of this Undertaking and Executive’s duties as an employee of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Executive acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in employing Executive.

4.2.	Executive acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Executive’s employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

4.3.	Executive recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Executive, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

4.4.	This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

4.5.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.6.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment relationship between the Company and Executive, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Executive’s obligations and liabilities under any applicable law.

4.7.	Executive hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Executive’s new employer about the Executive’s rights and obligations under this Undertaking.

4.8.	This Undertaking constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

Company: ___________	Executive: ___________

4.9.	This Undertaking, the rights of the Company hereunder, and the obligations of Executive hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Executive may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

By:	/s/Eyal Rubin
Name:	Eyal Rubin

Company: ___________	Executive: ___________

APPENDIX C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards Managers’ Insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled for the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided the following conditions shall be met:

1.	Employer Payments –

(a)	To a Pension Fund are not less than 14.33% of the Exempted Salary or 12% of the Exempted Salary if the employer pays for his employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee, at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.

(b)	To an Insurance Fund are not less than one of the following:

(1)	13 1/3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).

(2)	11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2.	Not later than three months from the commencement of the employer’s payments a written agreement shall be prepared between the employer and the employee, which shall include:

(a)	The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

(b)	The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay is rescinded by a judicial decree by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “qualifying incident”- death, disability or retirement at the age of 60 or older.

(c)	This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding The Exempted Salary.

(-)

Eliyahu Yishai

Minister of Labor and Social Welfare

Company: ___________	Executive: ___________